Exhibit l

                          Morgan Asset Management, Inc.
                               Morgan Keegan Tower
                                 50 Front Street
                            Memphis, Tennessee 38103

                                January 20, 1999


Morgan Keegan Select Fund, Inc.
50 Front Street
Memphis, Tennessee  38103

Ladies and Gentlemen:

      Please be advised that the 1,667 shares of Class A, 1,667 shares of Class C, 1,666 shares of Class I of Morgan Keegan Intermediate Bond Fund and the 1,667 shares of Class A, 1,667 shares of Class C and 1,666 shares of Class I of Morgan Keegan High Income Fund which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.


                                   Sincerely,

                                          MORGAN ASSET MANAGEMENT, INC.


                                                /s/ Allen B. Morgan, Jr.
                                          By:  ________________________________
                                                Allen B. Morgan, Jr.